Exhibit 99.1

LKQ CORPORATION AFFIRMS $48.00 PRICE
FOR KEYSTONE AS BEST AND FINAL OFFER —
Cites Substantial Premium for Keystone Shareholders

CHICAGO, ILLINOIS, October 5, 2007 — LKQ Corporation (Nasdaq: LKQX) today affirmed its offer to purchase Keystone Automotive Industries, Inc. (Nasdaq: KEYS) for $48.00 per share in cash and stated that it would not raise the offer.

“We are making good progress toward the consummation of our acquisition of Keystone,” said Joseph M. Holsten, president and chief executive officer of LKQ.  “Once the approval of Keystone’s shareholders is received, we will be able to move quickly to close this significant transaction.”

The Keystone shareholder meeting is scheduled for October 10, 2007.  Assuming approval by the Keystone shareholders, the acquisition is scheduled to close on Friday, October 12, 2007.

“The negotiations with Keystone leading up to execution of the merger agreement lasted more than four months.  During that time, Keystone’s board pursued alternative buyers and convinced us to raise our price five times.  The final price of $48.00 per share represents a 50 percent premium over the price at which Keystone traded immediately before our discussions began.  Keystone retained JPMorgan as its financial advisor throughout the process.  Prior to Keystone entering into the merger agreement, JPMorgan advised the Keystone board that $48.00 per share was fair, from a financial point of view, to Keystone shareholders,” Holsten said.

“The unique strategic fit of LKQ and Keystone allowed LKQ to offer a substantial premium to acquire Keystone that we believe no other buyer can match.  The transaction has been public for over 75 days, and no other offers, nor any indications of interest, have materialized,” Holsten stated.  “We are not going to raise the price.  Moreover, the terms of our credit commitment do not permit any increase to the purchase price.”

“LKQ recently completed an equity offering in which we raised approximately $350 million of net proceeds to help fund the Keystone acquisition.  While we would be disappointed if the Keystone shareholders ultimately decided to reject the merger, in the event that it is not approved, we intend to use the proceeds and the amount available under our existing credit facility to, among other things, expand our network of aftermarket facilities to complement our recycling operations,” Holsten added.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and the second largest nationwide provider of aftermarket collision replacement products and refurbished wheels. LKQ operates over 130 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

About Keystone

Keystone Automotive Industries, Inc. is the largest nationwide provider of aftermarket collision parts — distributing its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Its products are sold to more than 25,000 repair shops throughout the United States and Canada.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions, or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•                  the risk that pending lawsuits challenging the Keystone acquisition will prevent or delay the transaction;

•                  the failure of Keystone’s shareholders to approve the transaction;

•                  the failure of LKQ’s lenders to provide their committed financing for the Keystone transaction;

•                  the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration; and

•                  the ability to maintain Keystone’s vendor and key customer relationships and retain key employees.

For a detailed discussion of these and other risks, please refer to LKQ’s Form 10-K filed February 28, 2007 and other reports filed by us from time to time with the Securities and Exchange Commission. You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT: LKQ Corporation Mark T. Spears, Executive Vice President and Chief Financial Officer, 312-621-1950, irinfo@lkqcorp.com

SOURCE: LKQ Corporation